Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of the Corporation's subsidiaries as of June 30, 2005. The Corporation owns, directly or indirectly, 100% of the voting securities of each subsidiary, unless noted otherwise.

                                               STATE OR JURISDICTION
NAME                                              OF ORGANIZATION
----                                           ---------------------

Parlex Dynaflex Corporation                California

Parlex International Corporation           United States Virgin Islands

Poly-Flex Circuits, Inc.*                  Rhode Island

Parlex (Shanghai) Circuit Co., Ltd.**      Shanghai

Parlex Asia Pacific Ltd.                   Hong Kong

Poly-Flex Circuits Limited                 United Kingdom

Parlex (Europe) Limited                    United Kingdom

Parlex (Shanghai) Interconnect             Shanghai
Products, Co., Ltd.

Parlex (Shanghai) Interconnect             Shanghai
Technologies, Ltd.

Parlex Corporation Limited                 United Kingdom

Parlex (China) Investment Limited          British Virgin Islands

Pacific Advanced Interconnect              Hong Kong
Products Ltd.

-------------------
* Effective July 15, 2005, this entity changed its corporate name to Parlex Polymer Flexible Circuits, Inc.
**    90.1% owned by Parlex Corporation


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